Exhibit 99.1

Escalade repays PPP loan in full

Evansville, Indiana, April 28, 2020/PRNewswire/ -- Escalade, Incorporated (“Escalade”) (NASDAQ: ESCA) announced that it repaid its outstanding $5.6275 million loan received pursuant to the Paycheck Protection Program (“PPP”) and issued the following statement from Scott Sincerbeaux, Escalade’s new Chief Executive Officer and President:

“Our focus is to protect the health and livelihood of our employees while serving our customers and the communities in which we operate. We applied for a PPP loan at a time of great uncertainty for our business – and, at the time, our application fulfilled all the requirements of the program. Although Covid-19 continues to create substantial uncertainty and hardship throughout the world, we repaid our loan as a result of new guidelines from the Small Business Administration (SBA). We appreciate the opportunity provided by the SBA and look forward to the future success of our country and our Company.”

Escalade is a leading manufacturer and marketer of sporting goods and outdoor recreation products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to:  specific and overall impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; Escalade’s plans and expectations surrounding the transition to its new Chief Executive Officer and all potential related effects and consequences;  the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; Escalade’s ability to control costs; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; risks related to data security of privacy breaches; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.